Exhibit 99.1

WaterBridge Announces Third Quarter 2026 Results

Reports record third quarter produced water handling volumes of 2.8 million barrels per day, representing growth of 6% quarter-over-quarter

Raises midpoints of 2026 produced water handling volumes and Adjusted EBITDA guidance by 2% and 4%, respectively, and lowers the midpoint of 2026 Capital Expenditures guidance by 3% due to outperformance in volumes and margin and shifted capital expenditure timing into 2027

Announces outperformance of Speedway Phase I pipeline following Q3 in-service date, supporting capital-efficient growth and demonstrating continued demand for long-haul, out-of-basin produced water handling solutions

Declares quarterly cash dividend of $0.05 per share

HOUSTON—(BUSINESS WIRE)—WaterBridge Infrastructure LLC (NYSE: WBI; NYSE TX: WBI) (the “Company” or “WaterBridge”) today announced its financial and operating results for the third quarter of 2026.

Prior to the closing of WaterBridge's initial public offering (the "IPO") on September 18, 2025, WaterBridge completed the successful combination (the "Combination") of its legacy entities WaterBridge Equity Finance LLC ("WBEF"), WaterBridge NDB Operating LLC ("NDB Operating") and Desert Environmental LLC ("Desert Environmental"). Third quarter 2025 operational metrics presented for comparison in this release are presented on a combined basis, and third quarter 2025 financial results presented for comparison in this release are presented on a pro forma basis in accordance with Article 11 of Regulation S-X, assuming the Combination and the IPO had occurred on January 1, 2024.

Third Quarter 2026 Financial and Operational Highlights

•
Produced water handling volumes of 2.8 million barrels per day, representing an increase of 9% year-over-year and 6% quarter-over-quarter
•
Revenues of $240.2 million, representing an increase of 17% year-over-year and 10% quarter-over-quarter
•
Net income of $13.3 million
•
Net income margin of 6%

•
Adjusted EBITDA(1) of $124.2 million, representing an increase of 18% year-over-year and 7% quarter-over-quarter
•
Adjusted EBITDA Margin(1) of 52%
•
Gross margin of $62.7 million
•
Adjusted Operating Margin(1) of $131.8 million
•
Announced quarterly cash dividend of $0.05 per share
•
Announced strong performance on newly in-service Speedway Phase I pipeline, with volumes exceeding expectations and new commercial agreements signed for pipeline access, supporting 2026 guidance increase
•
Increased liquidity through the previously announced $250 million revolving credit facility upsize on Augusout 4, 2026, and a $150 million tack-on debt offering during the third quarter of 2026

Management Commentary

Jason Long, Chief Executive Officer of WaterBridge, stated, “Our third quarter results demonstrate the strength of the full WaterBridge platform. Record volumes of 2.8 million barrels per day and outperformance on both volumes and margin are driving improvements across our full-year guidance. That strength comes from higher overall activity in the basin, which benefits both our base business and our larger organic pipeline projects, and from increased capture of existing volumes in pore-pressure-constrained areas such as the Stateline. The strong results we’ve seen on Speedway Phase I demonstrate the continued demand for long-haul, out-of-basin solutions. Looking forward, we see water as an increasingly valuable resource in West Texas, as industrial growth drives demand for supply that doesn’t compete with municipal and agricultural needs. PowerBridge’s recently announced Alpha Digital campus, where WaterBridge is expected to source, treat and deliver non-potable cooling water and manage produced and discharge water, is a clear example of how our network and expertise extend well beyond oil and gas."

Scott McNeely, Chief Financial Officer of WaterBridge, stated, "Third quarter revenue and produced water volumes grew 10% and 6% quarter-over-quarter, respectively, reflecting continued strong demand across our network. This outperformance supports raising the midpoints of our full-year volume and Adjusted EBITDA guidance by 2% and 4%, respectively, while shifting certain project timing into 2027 lowers the midpoint of our capital expenditures guidance by 3%. Today, our infrastructure has the scale to absorb significant incremental volumes through targeted, capital-efficient investments. That puts us in a position to capture outsized growth while remaining judicious in deploying capital, and it’s why our outlook for 2027 is meaningfully stronger than when we went public. With an upsized revolver and the additional senior notes issued in August, we are well positioned to keep funding high-return projects."

Third Quarter Operational Results

Produced water handling volumes for the third quarter of 2026 were 2.8 million barrels per day, representing a 6% increase compared to second quarter volumes. Volume growth was driven by outperformance across the Company's infrastructure footprint, from both new and existing customers, driven by strong Delaware Basin activity levels and increased capture of existing volumes in pore pressure constrained areas like the Stateline.

Third quarter capital expenditures were $123.9 million, primarily driven by construction costs for the first phase of the Speedway Pipeline project and continued investments across our Delaware Basin infrastructure footprint.

Gross margin and gross margin per barrel for the third quarter of 2026 were $62.7 million and $0.22, respectively, an increase as compared to second quarter gross margin and gross margin per barrel of $58.1 million and $0.22, respectively. Adjusted Operating Margin and Adjusted Operating Margin per barrel were $131.8 million and $0.46 per barrel, respectively, as compared to second quarter Adjusted Operating Margin and Adjusted Operating Margin per barrel of $124.1 million and $0.46 per barrel, respectively.(1)

Third Quarter Financial Results

Revenue for the third quarter of 2026 was $240.2 million as compared to $217.8 million of revenue in the second quarter, representing a 10% sequential increase. Sequential revenue growth was mainly driven by increased volumes and higher rates on contracts operationalized within the quarter.

Net income for the third quarter of 2026 was $13.3 million as compared to net income of $14.6 million in the second quarter. Adjusted EBITDA was $124.2 million in the third quarter of 2026 as compared to Adjusted EBITDA of $115.8 million in the second quarter.(1)

Net income margin was 6% in the third quarter of 2026, and Adjusted EBITDA Margin was 52% in the third quarter of 2026.(1)

Strong Balance Sheet with Ample Liquidity

Total liquidity was $539.7 million as of September 30, 2026, including approximately $505.0 million of available borrowing capacity under our revolving credit facility and total cash and cash equivalents of $34.7 million.

In August 2026, WBI Operating LLC ("OpCo") issued an additional $150.0 million aggregate principal amount of 6.50% fixed-rate senior unsecured notes due 2033 under the existing indenture (the “Additional Notes”). The Additional Notes have terms identical to those of the existing $600.0 million aggregate principal amount of 6.50% fixed-rate senior unsecured notes due 2033 that were issued in October 2025 (the "Notes"), other than the issue date. The Additional Notes and the Notes are treated as a single series for all purposes under the existing indenture, bringing the total aggregate principal amount to $750.0 million. The Company had $1.837 billion of total borrowings outstanding as of September 30, 2026, as compared to $1.636 billion as of June 30, 2026.

Third Quarter 2026 Dividend

The Board declared a dividend on our Class A shares of $0.05 per share, payable on December 10, 2026, to shareholders of record as of November 25, 2026, and a corresponding required cash distribution to OpCo unitholders.

Updated 2026 Outlook

WaterBridge is updating its full-year 2026 guidance across three key metrics. Due to produced water handling volumes exceeding expectations across the Company's Delaware Basin footprint, produced water handling volumes are now expected in the range of 2.65 to 2.75 million Bbl/d and Adjusted EBITDA guidance is now expected in the range of $465 to $485 million, which represent increases of 2% and 4% at the midpoint of the ranges, respectively. Due to timing expectations of capital outlay for projects shifting from 2026 into 2027, capital expenditures guidance has narrowed to a range of $530 to $560 million, a decrease of 3% at the midpoint of the range.

(1) Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin and Adjusted Operating Margin per barrel are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on November 4, 2026.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, November 5, 2026, at 11:00 a.m. Central Time to discuss its third quarter 2026 results. A live webcast of the conference call will be available on the Events and Presentations section of the WaterBridge Investor Relations website. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://events.q4inc.com/analyst/536388292?pwd=SDgKlt9Q to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time.

About WaterBridge

WaterBridge is a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America, with additional assets in the Eagle Ford and Arkoma Basins. WaterBridge operates the largest integrated produced water infrastructure network in the United States, through which it provides water management solutions to oil and natural gas exploration and production companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. Headquartered in Houston, Texas, WaterBridge is a first mover in the water midstream sector and benefits from an experienced and entrepreneurial management team. WaterBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. Learn more at www.wbinfra.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements that are based on WaterBridge’s beliefs, as well as assumptions made by, and information currently available to, WaterBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although WaterBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, WaterBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our services; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including increased hostilities in the Middle East, including Iran, and other sustained military campaigns, the Russia-Ukraine war, as well as the conditions in South America, Central America, China and Russia and acts of terrorism or sabotage, actions relating to oil price and production controls by OPEC+, with respect to oil production levels and announcements of potential changes to such levels; our reliance on a limited number of customers, and on a particular region for a substantial majority of our revenues, including the potential consolidation of such customers within such region and the degree to which such consolidation may affect spending on U.S. drilling and completions in the near term; our ability to enter into favorable contracts with our customers, including the prices we are able to charge and the margins we are able to realize; commodity price volatility and trends related to changes in commodity prices, and our customers’ ability to successfully navigate through such volatility; the availability of additional pore space for future capacity expansion; the level of competition from other water management companies; changes in the prices charged to our customers and availability of services necessary for our customers to conduct their businesses, as a result of scarcity, government regulations or other factors; our and our customers’ ability to obtain necessary supplies, raw materials and other critical components on a timely basis, or at all, including any impacts presented by imposed or potential tariffs, shortages, price increases and any reactions thereto in international trade; any planned or future expansion projects by us or our customers; our ability to continue the payment of dividends; the development of advances or changes in energy technologies or practices; our ability to successfully implement our growth plans, including through organic growth projects, future acquisitions or otherwise; the potential deterioration of our customers’ financial condition and their ability to access capital to fund their development programs; our and our customers’ ability to obtain government approvals or acquire or maintain necessary permits, including those related to the development and operation of produced water handling facilities; operational disruptions and liability related thereto associated with our customers, including those due to environmental hazards, fires, explosions, chemical mishandling or other industrial accidents; our customers' liquidity and ability to access the capital markets on favorable terms, or at all, which depends on general market conditions, including the impact of inflation, tariffs and international trade, interest rates and related governmental policies; the effects of changes in general economic, business or industry conditions and market volatility, including as a result of slowing growth, a potential economic recession, an elevated inflation rate, high interest rates, changes in U.S. and international trade policies and relations, and central bank policy, as well as associated liquidity risks; uncertainty surrounding potential foreign, federal, state or local legal, regulatory and policy changes, including with respect to energy production, taxes, imposed or proposed tariffs and foreign trade policies, safety and surface uses, as well as the potential for general market volatility and regulatory uncertainty; and our level of indebtedness and our ability to service our indebtedness. These risks, as well as other risks associated with WaterBridge, are also more fully discussed in WaterBridge’s filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access WaterBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, WaterBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

THIRD QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025(1)	2026	2025(1)
Revenues:
Produced water handling	$186,068	$157,306	$508,969	$431,649
Produced water handling - related party	30,887	27,573	87,554	83,546
Water solutions	7,870	11,151	24,785	32,841
Water solutions - related party	1,292	573	2,709	3,874
Other revenues	11,926	8,651	30,304	28,906
Other revenues - related party	2,120	214	4,591	261
Total revenues	240,163	205,468	658,912	581,077

Direct operating costs	83,093	76,707	226,137	214,625
Direct operating costs - related party	17,269	12,475	45,612	33,718
Depreciation, depletion, amortization and accretion	77,132	73,523	218,179	202,624
Total cost of revenues	177,494	162,705	489,928	450,967

General and administrative expense	18,549	17,411	53,042	47,786
(Gain) loss on disposal of assets, net	(31)	141	(97)	11,832
Other operating expense, net	2,839	5,528	4,003	8,821
Operating income	41,312	19,683	112,036	61,671

Interest expense, net	26,329	41,039	69,029	113,089
Other expense (income), net	71	(915)	753	(2,717)
Income (loss) before income taxes	14,912	(20,441)	42,254	(48,701)
Income tax expense (benefit)	1,584	(1,758)	4,850	(4,188)
Net income (loss)	$13,328	$(18,683)	$37,404	$(44,513)
Net income attributable to noncontrolling interest	7,794		23,246
Net income attributable to WaterBridge Infrastructure LLC	$5,534		$14,158

Basic and diluted net income per share of Class A shares	$0.10		$0.28

Basic and diluted weighted average shares outstanding of Class A shares	55,553,278		49,443,063
(1)
Statement of operations for the three months and nine months ended September 30, 2025 are presented on a pro forma basis.

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	September 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$34,669	$51,543
Accounts receivable, net	209,098	161,645
Related party accounts receivable	46,081	30,469
Other receivables	1,016	2,634
Prepaid expenses and other current assets	17,001	14,834
Total current assets	307,865	261,125

Non-current assets:
Property, plant and equipment, net	2,628,930	2,285,536
Intangible assets, net	964,426	935,708
Goodwill	110,543	53,127
Deferred tax assets	185,373	131,805
Other assets	35,738	32,719
Total non-current assets	3,925,010	3,438,895
Total assets	$4,232,875	$3,700,020

Liabilities and equity
Current liabilities:
Accounts payable	$68,486	$38,732
Related party accounts payable	5,353	5,851
Accrued liabilities	165,624	129,610
Related party accrued liabilities	5,012	516
Current portion of long-term debt	13,988	12,546
Other current liabilities	4,618	1,685
Total current liabilities	263,081	188,940

Non-current liabilities:
Long-term debt, net of debt issuance costs	1,801,698	1,431,837
Tax receivable agreement liability	295,993	201,375
Other long-term liabilities	37,269	30,259
Total non-current liabilities	2,134,960	1,663,471
Total liabilities	2,398,041	1,852,411

Commitments and contingencies

Class A shares, unlimited shares authorized and 55,834,095 shares issued and outstanding as of September 30, 2026. Unlimited shares authorized and 43,264,850 shares issued and outstanding as of December 31, 2025.	764,197	606,843
Class B shares, unlimited shares authorized and 67,832,611 shares issued and outstanding as of September 30, 2026. Unlimited shares authorized and 80,190,150 shares issued and outstanding as of December 31, 2025.	-	-
Retained earnings (accumulated deficit)	2,172	(4,537)
Total shareholders’ equity attributable to WaterBridge Infrastructure LLC	766,369	602,306
Noncontrolling interest	1,068,465	1,245,303
Total shareholders’ equity	1,834,834	1,847,609
Total liabilities and equity	$4,232,875	$3,700,020

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities
Net income	$37,404	$13,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	218,179	72,212
Amortization and write off of debt issuance costs	3,227	3,379
Share-based compensation	8,071	2,593
Contractual customer relationships amortization	1,374	1,374
(Gain) loss on disposal of assets, net	(97)	11,832
Tax receivable agreement remeasurement	3,236	-
Deferred income tax expense (benefit)	4,855	(420)
Other	338	160
Changes in operating assets and liabilities:
Accounts receivable	(33,457)	(26,792)
Related party accounts receivable	(15,612)	9,077
Prepaid expenses and other assets	9,281	(3,116)
Accounts payable	7,336	9,680
Taxes payable	(332)	142
Related party accounts payable	(499)	3,466
Contract liabilities	3,130	27
Accrued and other liabilities	19,148	(25,691)
Net cash provided by operating activities	265,582	71,515

Cash flows from investing activities
Acquisitions, net of cash acquired	(275,028)	39,901
Capital expenditures	(358,123)	(189,360)
Proceeds from disposal of assets	21,539	19,930
Net cash used in investing activities	(611,612)	(129,529)

Cash flows from financing activities
Proceeds from debt	540,000	55,000
Repayments of debt	(182,276)	(137,139)
Dividends, dividend equivalents and distributions paid	(18,672)	-
Debt issuance costs	(4,411)	(543)
Taxes paid related to net share settlement of RSUs	(2,907)	-
Offering costs	(1,166)	(2,326)
Repayments of finance leases	(937)	(886)
Deferred offering costs	(475)	-
Proceeds from issuance of Class A shares, net of underwriting discounts and commissions	-	685,354
Purchase of OpCo equity interests from Elda River	-	(228,161)
Contribution from member	-	20,080
Net cash provided by financing activities	329,156	391,379
Net (decrease) increase in cash and cash equivalents	(16,874)	333,365
Cash and cash equivalents - beginning of period	51,543	13,284
Cash and cash equivalents - end of period	$34,669	$346,649

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin, and Adjusted Operating Margin per barrel are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses; litigation settlements and expenses incurred outside of the ordinary course of business; debt modification and extinguishment costs; gains or losses on disposal of assets and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025(1)
Net income (loss)	$13,328	$14,555	$(18,683)
Adjustments:
Depreciation, depletion, amortization and accretion	77,132	72,100	75,510
Interest expense, net	26,329	22,708	41,039
Income tax expense (benefit)	1,584	2,211	(1,758)
EBITDA	$118,373	$111,574	$96,108
Adjustments:
TRA remeasurement loss	-	3,236	-
Share-based compensation - RSUs	2,380	1,748	24,243
Share-based compensation - NDB Incentive Units	524	835	(21,432)
Temporary power costs	-	-	580
Transaction-related expenses(2)	2,230	211	4,552
(Gain) loss on disposal of assets, net	(31)	8	377
Sales tax liability release(3)	-	(298)	-
Debt modification and extinguishment costs	-	-	258
Other(4)	770	(1,548)	1,002
Adjusted EBITDA	$124,246	$115,766	$105,688

Total revenues	240,163	217,772	205,468
Net income (loss) margin	6%	7%	(9)%
Adjusted EBITDA Margin	52%	53%	51%
(1)
Revenue, net loss, net loss margin, Adjusted EBITDA and Adjusted EBITDA Margin for the three months ended September 30, 2025 are presented on a pro forma basis.
(2)
Transaction-related expenses consist of non-capitalizable transaction costs associated with the Ranger Water Midstream acquisition and NDB Landfill acquisition for the three months ended September 30, 2026, non-capitalizable transaction costs associated with the Ranger Water Midstream acquisition for the three months ended June 30, 2026, and corporate reorganization and non-capitalizable IPO-related charges for the three months ended September 30, 2025.
(3)
Sales tax liability release represents the release of a liability associated with transaction taxes recorded in conjunction with a historical acquisition.
(4)
Other consists of costs associated with the potential corporate conversion, abandoned well costs, abandoned project costs, and other non-cash or non-recurring items.

Adjusted Operating Margin and Adjusted Operating Margin per barrel are dependent upon the volume of produced water the Company gathers and handles, the volume of recycled water and brackish water WaterBridge sells and transfers, the fees WaterBridge charges for such services and the recurring operating expenses WaterBridge incurs to perform such services. The Company defines Adjusted Operating Margin as gross margin plus depreciation, depletion, amortization and accretion excluding other revenues and cost of other revenues not associated with our produced water handling and water solution revenue streams. WaterBridge defines Adjusted Operating Margin per barrel as Adjusted Operating Margin divided by total volumes handled, sold or transferred.

WaterBridge seeks to enhance WaterBridge’s Adjusted Operating Margin in part by reducing, to the extent appropriate, expenses directly tied to operating WaterBridge’s assets. Landowner royalties, power expenses for handling and treatment facilities, direct labor costs, chemical costs, workover expenses and repair and maintenance costs comprise the most significant portion of its expenses. WaterBridge’s operating expenses are largely variable and, as such, generally fluctuate in correlation with throughput volumes.

WaterBridge’s Adjusted Operating Margin incrementally benefits from increased water solutions recycled water sales. When produced water is recycled, WaterBridge recognizes cost savings from reduced landowner royalties, reduced pumping costs, lower chemical treatment and filtration costs and reduced power consumption.

The following table sets forth a reconciliation of gross margin and gross margin per barrel, as determined in accordance with GAAP to Adjusted Operating Margin and Adjusted Operating Margin per barrel for the periods presented for our produced water handling and water solutions revenues.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025(1)
(Dollars in thousands, except per barrel data)
Total revenues	$240,163	$217,772	$199,549
Cost of revenues	(177,494)	(159,649)	(141,201)
Gross margin	62,669	58,123	58,348
Less: Other revenues	(14,046)	(10,823)	(2,993)
Less: Cost of other revenues(2)	5,999	4,705	-
Depreciation, depletion, amortization and accretion	77,132	72,100	55,690
Adjusted Operating Margin	$131,754	$124,105	$111,045
Total volumes(3) (MBbls)	283,946	269,311	261,862
Gross margin ($/Bbl)	$0.22	$0.22	$0.22
Adjusted Operating Margin ($/Bbl)	$0.46	$0.46	$0.42
(1)
Revenue, cost of revenue, gross margin, and Adjusted Operating Margin for the three months ended September 30, 2025 are presented on a pro forma basis.
(2)
Cost of other revenues includes direct operating costs associated with our environmental waste management, gas transportation and divested crude transportation services.
(3)
Total volumes exclude skim oil volumes.

Contacts

Scott McNeely
Chief Financial Officer
Contact@wbinfra.com

Mae Herrington
Director, Investor Relations
IR@wbinfra.com

Media

Daniel Yunger / Nathaniel Shahan
Kekst CNC
kekst-waterbridge@kekstcnc.com